Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered
Debtors.

BALANCE SHEETS

AS OF DECEMBER 31, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o JACQUELINE MARCUS, GARRETT A. FAIL 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: April 2, 2014

TABLE OF CONTENTS

Schedule of Debtors	3

Notes to the Balance Sheets	4
Balance Sheets	20
Management’s Discussion and Analysis:
1. Introductory Notes	24
2. Highlights	25
3. Investments and Expenditures	28
4. Asset Sales, Restructurings and Other	29
5. Claims Update	31
6. Litigation Update	33
7. Costs and Expenses	36
8. Appendix A – Glossary of Terms	37

Accompanying Schedules:
Financial Instruments Summary and Activity	38
Commercial Real Estate — By Product Type	39
Commercial Real Estate — By Property Type and Region	40
Loan Portfolio by Maturity Date and Residential Real Estate	41
Private Equity / Principal Investments by Legal Entity and Product Type	42
Derivatives Assets and Liabilities	43
Unfunded Lending and Private Equity / Principal Investments Commitments	44

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC (“BNC”)	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company: www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please email questions in clear language with document references to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF DECEMBER 31, 2013

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets, the Notes to the Balance Sheets, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”). LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, although they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2013+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Dates as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2013+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets do not reflect normal period-end adjustments, including accruals, which were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets thereto. As more information becomes available to the Company, including the outcome of various negotiations and litigation, it is expected that estimates will be revised.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by March 31, 2014.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of December 31, 2013:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

	LBHI	LBSF	LCPI	Other	Total
($ in millions)
Reserves for Claims:
Disputed unsecured claims (1)	$2,464	$2,397	$31	$1,674	$6,566	$—	$6,566
Priority tax claims (2)	406	117	0	5	527	—	527
Distributions on Allowed Claims (not remitted) (3)	250	57	260	3	570	—	570
Secured, Admin, Priority Claims and Other (4)	1,291	16	31	14	1,352	—	1,352

Subtotal, Claims Reserves	4,412	2,587	321	1,696	9,015	—	9,015
Cash pledged to JPMorgan (CDA) (5)	313	—	—	—	313	—	313
Citigroup and HSBC (6)	2,040	—	—	—	2,040	—	2,040
Tax reserves to be released (7)	927	—	—	—	927	—	927
Other (8)	329	1	58	30	417	37	454

Total	$8,020	$2,587	$380	$1,725	$12,713	$37	$12,750

Totals may not foot due to rounding.

(1)	Represents the cash reserve for disputed unsecured claims subsequent to the fourth Plan distribution on October 3, 2013.

(2)	In December 2010, the Internal Revenue Service (“IRS”) filed proofs of claims against certain Debtor entities which asserted an aggregate liability against the Company of approximately $2.3 billion (“Original Claims”), which the Company disputed. The Debtors had restricted approximately $2.3 billion of cash as reserves against these disputed claims. By order dated December 19, 2013, the Court permitted the IRS to file proofs of claim amending and superseding its Original Claims and reducing the asserted aggregate liability by approximately $1.8 billion to approximately $510 million. As a result, the Debtors reduced the cash reserved against these disputed claims by approximately $1.8 billion in December 2013.

(3)	Represents unpaid Plan distributions to creditors with Allowed Claims of approximately $437 million for distributions held pending resolution of various items described in settlement agreements with certain Non-Controlled Affiliates and approximately $133 million related to (i) claimants who failed to submit the proper taxpayer identification number forms and/or Office of Foreign Asset Control (“OFAC”) forms and (ii) resolution of other open items.

(4)	Represents (i) approximately $1.2 billion reserved at LBHI for a disputed claim of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) that was asserted with priority status, (ii) post-petition intercompany payables of $71 million, (iii) disputed secured claims of $18 million, (iv) administrative claims of $2 million, and (v) other administrative activities and other of $55 million. The Company entered into a settlement agreement with Freddie Mac in February 2014 [Docket No. 42754], which provided for a one-time cash payment of $767 million by LBHI to Freddie Mac; as a result, the restricted cash balance of $1.2 billion at LBHI will be released in future Balance Sheets (refer to Note -18 Subsequent Events for further disclosure).

(5)	Represents $313 million of cash deposited into accounts by LBHI and pledged to JPMorgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010, related to, but not limited to, clearance exposures and derivative exposures pending resolution of these items.

(6)	Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($33 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of December 31, 2013, because these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation against Citigroup regarding these deposits. Accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future Balance Sheets.

(7)	Represents a portion of $1.8 billion reserve for asserted tax liabilities previously contributed to LBHI by certain Debtors and Debtor-Controlled Entities. (Refer to footnote (2) above). Such funds are anticipated to be released to certain Debtors and Debtor-Controlled Entities in advance of the fifth Plan distribution to creditors.

(8)	Other includes: (i) $98 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $70 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $53 million of cash collected by LCPI on behalf of a third party related to a loan participation agreement, (iv) $5 million of cash collected by LOTC from LBI and held as restricted pending resolution of claims with third parties, (v) cash collected by LBHI on behalf of Debtor-Controlled Entities of $157 million, and (vi) $71 million primarily related to other miscellaneous items.

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

Kingfisher Securitization

Kingfisher CLO Ltd. (“Kingfisher”) was a CLO transaction backed by a portfolio of loans and bonds issued by Asian borrowers. The Class A Notes were held by LCPI and the Class B and C Notes were transferred to LBHI as part of an overall settlement with LBIE. In the third quarter of 2013, the Kingfisher securitization was terminated and the underlying collateral, consisting of (i) unsettled claims against Lehman Brothers Commercial Corp. Asia Limited (“LBCCA”), a Non-Controlled Affiliate, of approximately $785 million, (ii) a guarantee claim against LBHI (subsequently withdrawn) of approximately $841 million, and (iii) various miscellaneous assets, were distributed to LBHI. As consideration, LBHI issued a secured, interest-bearing intercompany note to LCPI for the unpaid principal balance of the Class A Notes of approximately $408 million. Additionally, LBHI and LCPI agreed that LBHI would continue to make payments on the intercompany note as if the guarantee claim was allowed until the note is repaid in full. The unpaid balance of the note was reduced to approximately $294 million as of December 31, 2013. In February 2014, the claims against LBCCA were allowed in the amount of $769 million and LBHI received its first cash distribution from LBCCA of $254 million, which has further paid down the note.

Verano Securitization

Verano CCS Ltd. (“Verano”) was a CLO transaction backed by a portfolio of corporate and mortgage loans. The Class A Notes and Mezzanine Notes were held by LBHI and the Subordinated Notes were held by LCPI. In the third quarter of 2013, the Verano securitization was terminated and the underlying collateral supporting the Verano Notes was transferred to LCPI. As consideration, LCPI issued a secured intercompany note to LBHI for the unpaid face value of the Mezzanine Notes at the time of termination. During the fourth quarter of 2013 the secured intercompany note to LBHI was fully paid off.

Hedging Programs

Certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate, derivatives, commercial loans and receivables from certain foreign affiliates. The cash posted as collateral, net of gains or losses on hedging positions, is reflected on the Company’s Balance Sheets as of December 31, 2013 in “Derivatives Receivables and Related Assets” (approximately $36 million) and in “Receivables from Controlled Affiliates and other assets” (approximately $59 million).

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, shares in the common stock of AvalonBay Communities Inc. (“AVB”) and Equity Residential (“EQR”) (collectively, the shares in AVB and EQR, the “REIT Shares”), and other real estate related investments. The valuations of the commercial real estate portfolio, other than the REIT Shares, utilize pricing models, which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses. The REIT Shares are valued based on EQR’s and AVB’s closing price on the New York Stock Exchange on December 31, 2013.

On February 27, 2013, the Company sold all of the assets and transferred substantially all of the liabilities of Archstone Enterprise LP (n/k/a Jupiter Enterprise LP, “Archstone”) to EQR and AVB for $2.685 billion in cash, before transaction costs, and 34,468,085 shares of EQR common stock and 14,889,706 shares of AVB common stock.

In May 2013, the Company sold approximately 53% and 44% of its stakes in AVB and EQR, respectively, through a secondary offering for net cash proceeds of approximately $1.95 billion.

During the fourth quarter of 2013, the Company collected approximately $0.9 billion from the sale of common shares of, and dividends distributions from, EQR and AVB.

As of December 31, 2013, the remaining balance of the preferred equity interest (“Preferred Equity”) in Jupiter Enterprise LP (“Jupiter”), including accrued paid-in-kind interest, was approximately $0.9 billion. The Preferred Equity is owned by the following Debtors and Debtor-Controlled Entities: (i) 59% by LCPI, including 38% through its wholly-owned subsidiaries ACQ SPV I Paper LLC and ACQ SPV II Paper LLC (“Acquisition Entities”), (ii) 20% by Lux Residential Properties Loan Finance SARL, (iii) 15% by LBHI, through its wholly-owned subsidiary ACQ SPV I Holdings LLC, and (iv) 6% by other Debtor-Controlled Entities. LCPI, through its wholly-owned subsidiaries, Property Asset Management Inc. (“PAMI”) and Acquisition Entities, holds substantially all of the common equity interest in Jupiter. The LBHI controlled entities’ preferred and common equity interests in Jupiter (previously known as Archstone Enterprise LP) were computed in accordance with the order and priority of the equity interests as set forth in section 4.2 of the Jupiter Enterprise LP Agreement.

During the months of January and February 2014, the Company sold all its remaining REIT Shares for total proceeds of approximately $1.0 billion. The proceeds, net of certain reserves, were subsequently used to pay down the Preferred Equity of Jupiter held by various Debtor-Controlled Entities and provided a common equity distribution to PAMI, the Acquisition Entities and third party owners.

In May 2013, the preferred interests in SASCO 2008-C2, LLC (“SASCO”), a Debtor-Controlled entity, owned by LBHI and LCPI were paid in full. As a result, the commercial real estate assets which had been held in LCPI for the benefit of SASCO are reflected as unencumbered on LCPI’s Balance Sheets as of December 31, 2013. LCPI’s equity interest in SASCO of $167 million is reflected in “Investments in Affiliates”. During the first quarter of 2014, SASCO made a dividend distribution to LCPI of approximately $139 million. The SASCO’s financial information is reflected in Other Debtor-Controlled Entities in the Company’s Balance Sheets at page 22.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate primarily includes mortgage backed securities, recoveries on claims, and other real estate related investments. Valuations for mortgage backed securities are based on third party valuations, including observable prices for similar assets, and valuation models utilizing discounted future cash flow estimates. Valuations for recoveries on claims are based on historical settlements, counterparty characteristics and management judgment.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows and comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Certain positions are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

Pursuant to an agreement in December 2013, the Company agreed to sell back to Neuberger Berman Group LLC (“NBG”) the remaining 193,492 Class A Units of NBG. The purchase price will be paid in installments through March 2015 and is reflected in “Receivables from Controlled Affiliates and Other Assets” on the December 31, 2013 Balance Sheets. In February 2014, the Company received the first installment.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivatives assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments which may be material may be recorded in future balance sheets.

Derivatives claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and (ii) in cases where claims have not been resolved, at estimated claim amounts to be allowed by the Company. Derivative claims recorded by LBSF include (i) JPM claims transferred to LBHI under the CDA (defined below) and (ii) LBSF’s obligations under the RACERS swaps.

Note 6 – Subrogated Receivables from Affiliates and Third Parties—JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of a portion of the collateral (RACERS Notes and other illiquid collateral) held by JPM that related to LBHI as subrogee to LBI (the “Subrogated Collateral”). Prior to the effective date of the LBI Settlement Agreement, LBHI had a receivable balance of approximately $6.5 billion (the “Subrogated Receivables”), comprised primarily of approximately $4.2 billion from LBI and approximately $1.7 billion from LBSF.

In accordance with the LBI Settlement Agreement (as defined in Note 9 – Due from/to Affiliates) between LBHI and certain of its Debtor and Debtor-Controlled entities and LBI, LBI waived any rights to any proceeds of the Subrogated Collateral. As a result, LBHI reduced the portion of the Subrogated Receivables related to LBI of $4.2 billion and reflected the Subrogated Collateral with an equivalent value of $4.2 billion in the Balance Sheets as follows:

(i)	the Subrogated Collateral (excluding the RACERS Notes) in Financial Instruments and other inventory positions (consisting of residential mortgage backed securities) in the amount of $0.1 billion;

(ii)	a General Unsecured Claim against LBI of $1.5 billion in Due from Non-Controlled Affiliates; and

(iii)	a $2.6 billion receivable in Due From Controlled Affiliates for the allowed claims that the RACERS Structure asserted against LCPI, LBSF and LBHI in the face amounts of $5.0 billion, $1.9 billion and $1.9 billion, respectively (“RACERS Claims”).

The “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.1 billion as of December 31, 2013 consists primarily of receivables from LBSF of $1.7 billion and other Affiliates of $0.4 billion.

The ultimate recovery by LBHI will be determined by a number of factors including the distribution percentages by LBI, LBHI, LBSF, and LCPI to their respective unsecured creditors, the resolution of the JPM derivatives claim asserted against LBSF and LBHI, the proceeds from the Subrogated Collateral, and the resolution of litigation with JPM. It is likely that the ultimate recoveries will be substantially less than the Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets.

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflect certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $3.2 billion with the corresponding liability in Payables to Controlled Affiliates and other liabilities and (ii) other assets totaling approximately $891 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of December 31, 2013:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

	LBHI	LCPI	LBSF	Other Debtors	Total
$ in millions
Encumbered Financial Inventory (1)	$—	$400	$—	$—	$400	$—	$400
PIK Notes (2)	22	—	22	179	223	—	223
Fundings for tax reserves at LBHI (3)	—	—	6	1	7	383	390
Due from LBHI related to Tax Reserve (4)	—	144	215	9	369	559	927
Fundings and other activities (5)	373	343	68	183	966	276	1,242

Receivables from Controlled Affiliates	395	887	311	372	1,965	1,217	3,182

Receivable for unsettled sales of PEPI assets	60	—	—	—	60	174	234
Receivables related to CRE assets	40	15	—	7	62	112	174
Receivable from Fenway (6)	136	—	—	—	136	—	136
Affiliate Claims (7)	2	7	61	3	74	—	74
Derivative Hedges	44	15	—	—	59	—	59
Foreign asset backed securities	17	—	—	—	17	—	17
Dividends Receivable	—	—	—	—	—	10	10
Other (8)	148	1	(0)	3	152	36	187

Total Other Assets	446	39	61	13	559	332	891

Total Receivables from Controlled Affiliates and Other Assets	$841	$926	$373	$385	$2,524	$1,549	$4,073

(1)	Represents “Private Equity/Principal Investment” assets encumbered to LCPI.

(2)	Represents LOTC’s, LBSF’s and LBHI’s portion of the PIK Notes issued by Lehman ALI Inc. (“ALI”), net of $127 million in payments. LBSF’s outstanding amount of $22 million was reclassified from Derivative Receivables and Related Assets as of December 31, 2013. (Refer to the LBI Settlement Agreement in Note 9 – Due from/to Affiliates for additional information).
(3)	Represents amounts deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to their portion of the asserted aggregate tax claim of $510 million (refer to Note 4 – Cash and Short-Term Investments Pledged or Restricted for additional information).
(4)	Represents the portion of $1.8 billion reduction in the tax reserve liability to be returned by LBHI to certain Debtors and Debtor-Controlled Entities (refer to Note 4 – Cash and Short-Term Investments Pledged or Restricted for additional information).
(5)	Includes (i) $55 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]; (ii) $294 million secured receivable in LCPI from LBHI related to the unwind of the Kingfisher structure (refer to Note 5 – Financial Instruments and Other Inventory Positions for additional information); and (iii) $318 million primarily related to funding by LBHI and cost allocations.
(6)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $94 million payments received by LBHI as a result of Plan distributions.
(7)	Represents affiliate claims acquired from settlements with third parties, which were previously reported in Financial Instruments and Other Inventory Positions.
(8)	Other primarily includes $125 million received by LBHI in January 2014 as part of the settlement with a group of insurers related to the Marubeni litigation.

Costs Allocation

Administrative expenses related to obligations for certain administrative services and bankruptcy related costs are initially paid by LBHI then allocated to significant Debtor and Debtor-Controlled Entities. The methodology for allocating such expenses is under periodic review by the Company, and a revised methodology was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”), and the resulting allocations are reflected in the accompanying Balance Sheets. The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated to legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)	Restructuring costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated to Debtor legal entities based on a combination of outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated to legal entities based on a combination of net cash receipts, pro rata ownership of inventory, and outstanding unresolved claims.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against any allocation of administrative costs. As a result, LBSF’s allocated costs of $300 million have been offset against this credit as of September 30, 2013. For further information on the Debtor Allocation Agreement, refer to Article VI of the Plan.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. For advances above a certain minimum dollar amount, the transferring Debtor may obtain a promissory note accruing interest and where available, collateral to secure the advanced funds. Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale.

Note 8 – Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Debtors and Debtor-Controlled Entities that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc.,

“ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora” or “ACC”), a wholly owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets, on a consolidated basis. The ultimate amounts realized for Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

Aurora is a party to various litigation matters, primarily matters asserting claims against it arising out of its mortgage servicing operations. Accruals will be established for loss contingencies when it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability, plus $25 million, under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

In March 2014, LBB made a distribution of $128 million to its parent company LBHI and LBHI contributed an asset of approximately equal value.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of certain assignments of claims against the Debtor and therefore are not netted. When applicable, these balances are net of cash distributions.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable. As a result, adjustments (including write-downs and write-offs) to Due from Affiliates may be recorded in future Balance Sheets.

The following table summarizes the Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of December 31, 2013:

$ in millions	LBHI		LBSF		LCPI

LBHI Controlled Affiliates	Due from	Due to (1)	Due from	Due to (1)	Due from	Due to (1)
Lehman Brothers Holdings Inc	$—	$—	$—	$(13,949)	$38	$(10,991)
LB Special Financing Inc	13,949	—	—	—	87	(560)
Lehman Commercial Paper Inc	10,991	(38)	560	(87)	—	—
LB Commodity Services Inc	727	(41)	—	(312)	—	(3)
LB Commercial Corporation	135	(18)	43	—	140	—
Structured Asset Securities Corp	425	—	0	—	—	(343)
Merit, LLC	—	(18)	—	(15)	211	—
RACERS Claim (2)	2,090	—	—	—	—	—

Total Debtors	$28,317	$(115)	$603	$(14,364)	$476	$(11,897)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,927)	—	(0)	3,123	—
Pami Ali LLC	2,152	(78)	1	—	1,006	(0)
Luxembourg Finance Sarl	844	—	28	—	—	—
L.B.A. YK	290	—	—	—	—	—
LB2 Limited	255	—	10	—	—	(238)
Pentaring Inc	—	—	—	—	—	(115)
LB Pass -Through Securities Inc	225	—	—	—	244	—
LCPI Properties Inc	—	(612)	—	—	—	—
Ribco spc, Inc	36	—	39	—	—	—
Ribco LLC	—	(225)	3	—	—	—
LB I Group Inc:
LB I Group Inc (PCO)	2,942	(4)	12	—	82	—
LB Offshore Partners Ltd	536	—	—	(0)	1	—
DL Mortgage Corp	—	(228)	0	—	809	—
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	1,585	(17)	—	(2)	—	—
Stockholm Investments Limited	—	(143)	—	(0)	—	—
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	460	—	—	—	—	—
Caistor Trading BV	—	(103)	130	—	—	—
Other:
ARS Holdings II LLC	675	—	—	—	—	—
Real Estate Private Equity Inc	693	—	—	—	—	—
LB Delta Funding Limited	281	—	—	—	—	—
LBHK Funding (Cayman) No.4	185	—	—	—	—	—
Pami LBREP II LLC	162	—	—	—	—	—
Lehman Brothers Global Services Inc.	104	—	—	(0)	—	(0)
LB Private Equity Advisers LLC	—	(106)	—	(0)	—	—
Lehman Investment Inc	—	(119)	—	(31)	172	—
LB 745 Leaseco I LLC	—	(144)	—	—	—	—
LBAC Holdings I Inc	—	(291)	—	—	—	—
Other	911	(931)	79	(7)	149	(99)
LB Re Financing No.1 Limited	6,977	—	—	—	—	—

Total Debtor-Controlled Entities	$19,314	$(5,929)	$302	$(41)	$5,586	$(452)

	$47,632	$(6,043)	$905	$(14,405)	$6,062	$(12,349)

Entities listed under the caption “LBHI Controlled Affiliates” represent the LBHI controlled affiliates (included in the consolidated group identified in bold), which has the receivable or payable directly with LBHI, LBSF and LCPI. “Other” represents significant balances which for presentation purpose are aggregated in “Other Debtor-Controlled” in the Balance Sheets. “PCO” is defined as parent company only.

(1)	“Due to” balances with Controlled Affiliates are reflected in Liabilities Subject to Compromise on the December 31, 2013 Balance Sheets.
(2)	For further discussion of RACERS Claims refer to Note 6 – Subrogated Receivables from Affiliates and Third Parties.

The following table summarizes the Due from/to Non-Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of December 31, 2013:

	LBHI		LBSF		LCPI
$ in millions	Due from (5)	Due to (3)	Due from (5)	Due to (3)	Due from (5)	Due to (3)
Lehman Brothers Treasury Co B.V. (8)	$—	$(28,906)	$854	$—	$—	$—
Lehman Brothers Finance S.A. (2)	14,325	—	0	(64)	0	—
Lehman Brothers Inc. (4)	6,034	—	—	—	28	—
Lehman Brothers Bankhaus A.G. (1)	—	(6,210)	—	(177)	—	(1,076)
Lehman Brothers Asia Holdings Limited	6,062	(1)	—	(25)	—	(129)
LB RE Financing No.2 Limited (6)	0	(5,682)	—	—	—	—
Lehman Brothers Securities NV (8)	—	(4,329)	—	(54)	—	—
LB UK Financing Ltd (7)	3,546	—	—	—	—	—
LB SF No.1 Ltd (7)	—	(2,540)	2	—	—	—
Lehman Brothers (Luxembourg) S.A.	1,006	—	—	—	—	—
Lehman Brothers International (Europe) Inc.	8	(1,093)	—	(653)	2	—
LB Commercial Corp. Asia Limited	1,752	—	12	—	—	(1)
LB RE Financing No.3 Limited	—	—	585	—	—	—
Lehman Re Limited	—	(353)	—	(18)	—	(274)
LB UK RE Holdings Limited	433	—	13	—	—	(5)
Lehman Brother Japan Inc.	—	(138)	—	(156)	—	—
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—
LB Investments PTE Ltd	330	—	—	—	—	—
Thayer Properties Limited	284	—	—	—	—	(0)
LB (PTG) Ltd	260	—	—	—	0	—
LB Lease & Finance No.1 Ltd	185	—	—	—	—	—
LB (Luxembourg) Equity Finance S.A	—	(113)	—	—	—	—
Lehman Brothers Asia Limited	—	(154)	—	—	—	(0)
LB Securities Asia Limited	—	(168)	—	—	—	—
Wood Street Investments Ltd	—	(232)	—	—	—	—
LB Holdings Intermediate 2 Ltd	—	(256)	—	—	—	—
Lehman Brothers Limited	—	(303)	—	(3)	—	(1)
LB UK Holdings Limited	—	(512)	—	—	—	—
LB Asia Capital Company	—	(519)	37	—	168	—
Eldon Street Holdings Limited	—	(538)	—	—	—	(0)
Storm Funding Ltd	—	(790)	—	(4)	—	(102)
Longmeade Limited	19	—	—	—	—	(100)
Other	736	(561)	16	(157)	29	(62)

Total	$35,347	$(53,395)	$1,520	$(1,312)	$226	$(1,751)

The schedule represents balances with Non-Controlled Affiliates that have settled or are being managed by a third party liquidator, excluding Lehman Brothers Finance S.A. (“LBF”) (refer to footnote 2 below).

(1)	LBSF payable to Lehman Brothers Bankhaus A.G. (“Bankhaus”) includes approximately $3 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.
(2)	Balances with LBF reflect historical balances and does not reflect the settlement agreement entered into with LBF (Refer to Note 18 – Subsequent Events for additional information).
(3)	“Due to” balances with Non-Controlled Entities are reflected in Liabilities Subject to Compromise on the December 31, 2013 Balance Sheets.
(4)	LBHI balance with Lehman Brothers Inc. (“LBI”) includes a General Unsecured Claim against LBI of $1.5 billion related to the subrogated claim of JPM against LBI.
(5)	“Due From” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates.

(6)	LB RE Financing No.2 Limited (“FIN2”) distributions from LBHI to FIN2 are paid back to LBHI via distributions from FIN2 to LB RE Financing No. 1 Limited (“FIN1”) and then to satisfy the payable from FIN1 to LBHI.
(7)	In September 2013 LBHI has entered into a temporary arrangement whereby LBHI will not make payments to LBSF No.1 Limited pending the finalization of terms with LB UK Financing Limited.
(8)	Lehman Brothers Treasury Co. B.V. (“LBT”) and Lehman Brothers Securities N.V. (“LBS”) are included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in either LBT or LBS.
(9)	The following table represents gross receivables less collections received to date between certain Debtors and certain Non-Controlled Affiliates:

	LBHI
$ in millions	Gross Claims	Collections	Net Receivables
Lehman Brothers Asia Holdings Limited	$9,091	$(3,029)	$6,062
LB UK Financing Ltd (7)	3,549	(3)	3,546
LB Commercial Corp. Asia Limited	2,097	(345)	1,752
LB UK RE Holdings Limited	722	(289)	433
Lehman Brothers International (Europe) Inc.	93	(85)	8

	$15,459	$(3,665)	$11,794

	LBSF
	Gross Claims	Collections	Net Receivables
Lehman Brothers Treasury Co B.V.	$1,023	$(169)	$854
LB UK RE Holdings Limited	22	(9)	13
LB Commercial Corp. Asia Limited	17	(4)	12

	$1,062	$(182)	$880

The following table summarizes the Due from/to Affiliates by counterparty for certain Debtor-Controlled Entities as of December 31, 2013:

$ in millions	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled

Controlled Affiliates:	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc.	$3,843	$(3,804)	$232	$(3,478)	$161	$(1,584)	$103	$(460)	$660	$(2,100)
Lehman Commercial Paper Inc.	353	(4,373)	—	(892)	—	—	—	—	—	(172)
Lehman Brothers Special Financing Inc.	—	(78)	—	(12)	2	—	—	(130)	31	—
LB 745 LLC	—	—	—	—	—	—	—	—	—	(100)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	545	—	—	—	—	—

Total Debtors	$4,196	$(8,254)	$232	$(4,382)	$709	$(1,584)	$103	$(590)	$690	$(2,372)

Debtor-Controlled:
314 Commonwealth Ave Inc	$101	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc	—	—	—	—	—	(101)	—	—	—	—
REPE LBREP III LLC	139	—	—	—	—	—	—	—	—	—
Real Estate Private Equity Inc	222	—	—	—	—	—	—	—	—	—
LB I Group Inc	—	(360)	—	—	—	—	—	—	—	—
Pami ALI LLC	—	—	360	—	—	—	—	—	—	(361)

LCPI Properties Inc	202	—	—	—	—	—	—	—	—	—
Pami Ali LLC	—	(202)	—	—	—	—	—	—	—	—
Lehman Ali Inc	—	(282)	—	—	—	—	—	—	—	—
Pami Ali LLC	282	—	—	—	—	—	—	—	—	—
Eliminations	(484)	484	—	—	—	—	—	—	—	—

Other	282	(237)	85	(76)	(0)	(55)	182	(796)	1,602	(955)

Total Debtor-Controlled Entities	$744	$(597)	$445	$(76)	$(0)	$(156)	$182	$(796)	$1,602	$(1,316)

Total	$4,940	$(8,852)	$677	$(4,458)	$708	$(1,741)	$285	$(1,386)	$2,292	$(3,688)

Non-Controlled Affiliates: (1)
Lehman Brothers Holdings Intermediate 2 Ltd	$749	$—	$—	$—	$—	$—	$77	$—	$—	$—
LB UK RE Holdings Limited	—	—	—	—	689	—	80	—	—	—
Lehman Brothers Holdings PLC	—	—	—	—	—	—	167	—	—	—
LB ODC 3	—	—	—	—	—	—	162	—	—	—
Lehman Brothers Asia Holdings Limited	—	(17)	—	(31)	—	—	3	(47)	851	(740)
Other	148	(34)	7	(7)	11	(15)	810	(83)	270	(949)

Total	$898	$(51)	$7	$(38)	$700	$(15)	$1,298	$(130)	$1,120	$(1,689)

(1)	Certain “Due from” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates. “Due from/Due to” balances include both settled and unsettled balances with Non-Controlled Affiliates.

LBI Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled entities and LBI entered into an agreement (“LBI Settlement Agreement”) to settle all intercompany claims between them. The LBI Settlement Agreement was approved by the Bankruptcy Court in the LBI SIPA proceeding and became effective on June 7, 2013. As part of the resolution, LBHI, LBI and LBIE agreed to a protocol for the settlement of claims remaining against the LBI estate as the SIPA trustee focuses on liquidating remaining assets and the allowance of general estate claims. For further information, see the motion [Docket No. 5784] seeking approval of the LBI Settlement Agreement filed in the U.S. Securities Investor Protection Act of 1970 (“SIPA”) liquidation of LBI, Case No. 08-01420 (SCC) (SIPA), and related subsequent court filings.

The terms of the LBI Settlement Agreement for the major Debtors and Debtor-Controlled are reflected in the following table:

$ in millions	Customer Claims
	Cash (1)	Securities (1)	PIK Notes (2)	Total	General Unsecured Claims	Other (3)	Total
LBHI	$143	$1	$35	$179	$10,216	$1,740	$12,135
LBSF	113	71	35	219	—	—	219
LBCS (4)	32	—	—	32	920	—	952
LOTC	1,008	52	280	1,340	178	—	1,518
LBCC	11	—	—	11	733	8	752
Woodlands	524	0	—	524	—	—	524
LB I Group	—	—	—	—	—	—	—
LPTSI	132	25	—	157	58	—	215

(1)	Customer Claims include cash and securities received in June 2013 as part of the LBI Settlement. Certain cash and securities received from LBI for LOTC (not included in the above table) are held as restricted and segregated until issues between LOTC and certain third party counterparties are resolved. Certain of these securities were subsequently sold and the remaining positions are reflected in financial instruments.

(2)	On September 19, 2008, prior to the commencement of proceedings pursuant to the SIPA, LBI transferred virtually all of its subsidiaries to ALI, a subsidiary of LBHI, in exchange for paid-in-kind promissory notes (“PIK Notes”). Pursuant to the LBI Settlement Agreement, the PIK Notes are being settled at $350 million and assigned to LOTC, LBHI and LBSF in lieu of cash distributions from LBI on a portion of the allowed customer claims. Accordingly, (i) Lehman ALI recorded $350 million in Payables to Controlled Affiliates and Other Liabilities for the PIK Notes, (ii) LBSF recorded a receivable of $35 million in Derivatives Receivables and Related Assets, and (iii) LBHI and LOTC recorded receivables of $35 million and $280 million, respectively, in Receivables from Controlled Affiliates and other assets. LBSF’s outstanding amount of $22 million of PIK Notes was reclassified from Derivative Receivables and Related Assets to Receivables from Controlled Affiliates and Other Assets as of December 31, 2013.

(3)	Other includes (i) an allowed General Unsecured Claim of $1.5 billion related to the subrogated claim of JPM against LBI, which is included in Due from Affiliates – Non-Controlled Affiliates; and (ii) a priority claim of $240 million related to certain tax-related disputes.

(4)	LBCS had recorded receivables from LBI, as its clearing Chicago Mercantile Exchange (“CME”) member, related to certain LBCS’s derivative trades and related collateral processed through the CME. Pursuant to the LBI Settlement Agreement, LBI allowed a General Unsecured Claim for the net liquidation value of commodity accounts held at LBI. LBI and LBCS agreed to a Disputed Amended Claim Adjustment ($32 million), received as part of the LBI Settlement Agreement, in order to resolve the dispute that LBCS timely asserted certain claims related to exchange traded derivatives as customer claims.

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliot Management Corporation and King Street Capital Management, L.P. (together the “Funds”) entered into definitive documentation and consummated the Joint Venture previously announced on November 21, 2013. LBHI2 contributed to the Joint Venture its senior and subordinated claims (approximately GBP 1.3 billion) and a portion of the economic interest in the preferred equity in LBIE. The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year.

The Joint Venture includes a joint recovery pool which is governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claims and the Funds’ contribution are split as follows: (a) 100% to the Funds up to GBP 650 million; (b) then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest); (c) then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and (d) 25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest). A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the key documents section.

The Company has receivables and has filed proof of debt for receivables from LBHI2 at (i) Luxembourg Finance Sarl (“Lux Finance”) of $730 million of fixed rate notes, plus $19 million of interest accrued through the date LBHI2 entered administration, and (ii) LB Scottish Holdings LP3 (“SLP3”) of $77 million. In previous balance sheets, the Company reserved in full for the subordinated receivables from LBHI2 of $6.139 billion, (“SLP3 Sub Rec”). As of December 31, 2013, the Company has not recorded an estimate of future recoveries on the SLP3 Sub Rec or additional accrued interest that may accrue subsequent to LBHI2 administration date at Lux Finance and/or SLP3 as ultimate recoveries are dependent on the resolution of legal issues.

In addition, any future recoveries from LBHI2 at Non-Controlled Affiliates may indirectly benefit the Company through the repayment of certain its Non-Controlled Affiliates receivables.

For additional information related to Lux Finance intercompany affiliate creditors, please refer to “Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI” and “Due from/to Controlled Affiliates by counterparty for certain Debtor-Controlled Entities” tables above. LB UK Holdings Delaware is the indirect parent and beneficiary of any proceeds paid on SLP3 Sub Rec although a receivable has not been recorded on the books of LB UK Holdings Delaware.

As described in “LBHI2 Joint Administrators’ Progress Report for the Period 14 July 2013 to 13 January 2014”, LBHI2 filed a proof of debt for its claims against LBIE for GBP 1,292,255,510 comprised of a claim for GBP 1,254,165,598 ($2.225 billion) of subordinated debt (the “Sub Debt”) and a non-subordinated claim for GBP 38,089,911 (the “Senior Claim”). As of December 31, 2013, LBIE has not admitted the submitted claims. As provided by the LBHI2’s Joint Administrator, LBHI2’s recoveries and distributions will be determined based on a number of legal issues.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest) then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $3.2 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $869 million. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of December 31, 2013:

$ in millions	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities
	LBHI	LCPI	LBSF	Other Debtors	Total
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$400	$400
PIK Notes (2)	—	—	—	—	—	223	223
Fundings for tax reserves at LBHI (3)	390	—	—	—	390	—	390
Due to Controlled Affiliates related to Tax Reserve (4)	927	—	—	—	927	—	927
Fundings and other activites (5)	588	105	0	9	702	540	1,242

Payables to Controlled Affiliates	1,906	105	0	9	2,019	1,163	3,182

Distributions on Allowed Claims (not remitted)	250	260	57	3	570	—	570
Misdirected wires	69	—	—	—	69	—	69
Loan Participation Agreement	—	53	—	—	53	—	53
Other	31	15	(0)	5	51	127	178

Total Other Liabilities	349	328	57	8	742	127	869

Total Payables to Controlled Affiliates and other liabilities	$2,255	$432	$57	$17	$2,761	$1,290	$4,051

(1)	Represents “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents a secured payable from ALI to LOTC, LBHI, and LBSF related to the PIK Notes (refer to the LBI Settlement Agreement in Note 9 – Due from/to Affiliates for additional information).
(3)	Represents amounts deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to their portion of the asserted aggregate tax claim of $510 million (refer to Note 4 – Cash and Short-Term Investments Pledged or Restricted for additional information).
(4)	Represents the portion of $1.8 billion reduction in the tax reserve liability to be returned by LBHI to certain Debtors and Debtor-Controlled Entities (refer to Note 4 – Cash and Short-Term Investments Pledged or Restricted for additional information).
(5)	Includes $55 million at LCPI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]; (ii) $294 million secured payable at LBHI to LCPI related to the unwind of the Kingfisher structure (refer to Note 5 – Financial Instruments and Other Inventory Positions for additional information); and (iii) $318 million primarily related to funding by LBHI and cost allocations.

Note 11 – Taxes Payable

As of December 31, 2013, the Company has recorded an estimate of approximately $750 million for the pre- and post-petition periods for potential amounts owed to federal, state, local and international taxing authorities, net of any refund claims and the estimated impact of the five-year federal NOL carryback.

The IRS filed an initial Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries for the 2001 through 2007 tax years. On December 9, 2013, the IRS filed an interim amended proof of claim of approximately $500 million, reflecting the impact of numerous resolved issues (many of which were the subject of prior Bankruptcy Court approval) and the estimated value of the five-year NOL carryback claim. As of the interim proof of claim, only two known federal tax issues with respect to pre-petition tax years remain unresolved: (i) stock loan (currently in litigation) and (ii) a withholding tax issue. The IRS is currently auditing the consolidated federal income tax returns of the LBHI group for the years 2008-2010, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group has several hundred million dollars on deposit with the IRS for the tax years 1997 through 2000 and 2006, as to which the IRS has preserved the right of offset or counterclaim.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

LBHI historically had a receivable for the estimated amount of LBI’s portion of those taxes. In February 2013, a global settlement was reached on all intercompany transactions between LBHI and LBI, including an allowed priority claim against LBI equivalent to the level afforded to a taxing authority. The settlement as it pertains to tax generally covers all pre- and post-petition consolidated federal/combined state liabilities through the deconsolidation of LBI from the tax group. On November 20, 2013, LBI was deconsolidated from the tax group upon the disposition of a portion of its stock.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that any member of the LBHI consolidated federal/combined state and local income tax group does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group. As a result of the LBI settlement, LBHI will be responsible for the portion of any group tax liability that would have been allocated to LBI.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state and local income taxes for tax years ending after the Effective Date.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of December 31, 2013 have been estimated at approximately $276 billion, net of distributions and adjustments.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through December 31, 2013, the Debtors have allowed approximately $309.2 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

There is a significant unliquidated claim against BNC (Claim No. 31036) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims. In accordance with the Plan, the Company has continued to make distributions to allowed claimants of BNC.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. As a result, the Company has reduced its estimates of Liabilities Subject to Compromise for certain Debtors as of December 31, 2013 by approximately $17.7 billion from September 30, 2013 primarily due to (i) payments to creditors of $15.6 billion and (ii) a reduction in estimated other direct claims. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including such items as claims settlements, distributions and Court decisions. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

The Debtors have made five distributions through April 2014 to creditors totaling $80.6 billion. These distributions included approximately (i) $56.2 billion of payments to third-party creditors and non-controlled affiliates and (ii) $24.4 billion of payments among the Lehman Debtors and their controlled affiliates.

The Fifth Debtors’ distribution to creditors, totaling approximately $17.9 billion, was made in April 2014. This distribution included (i) approximately $11.7 billion of payments to third-party creditors and non-controlled affiliates, (ii) $5.1 billion of payments among the Debtors and their controlled affiliates, and (iii) $1.1 billion of payments to recently allowed claims of amounts those claimants would have received had those claims been allowed at the time of the previous distributions (refer to Exhibit B of the Court filing, Docket No. 43745, for further detail).

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim shall be entitled to receive post-petition interest on the Allowed amount of such Claim. The Company has not recorded an estimate for post-petition interest in LOTC as of December 31, 2013.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Note 17 – Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

Note 18 – Subsequent Events

Freddie Mac Settlement Agreement

LBHI, ACC, Aurora Loan Services (“ALS”) and Freddie Mac agreed to a settlement agreement (“Freddie Mac Agreement”) [Docket No. 42754], as approved by the Bankruptcy Court on February 19, 2014. The Freddie Mac Agreement primarily provides for a one-time cash payment of $767 million by LBHI to Freddie Mac. In exchange, Freddie Mac will assign to LBHI the Freddie Mac Claims (Claim No.33568 allowed for approximately $1.2 billion and Claim No.33576 allowed for approximately $0.6 billion) including Freddie Mac’s rights to distributions on account of such claims. The proceeds from the distributions on these claims will be re-allocated for the benefit of other LBHI creditors. As a result, the Company will in future Balance Sheets (i) reduce the Liabilities Subject to Compromise balance by $2.0 billion, which represents the estimated claims liability amount reflected in the Balance Sheets as of December 31, 2013 and (ii) release the cash reserve of $1.2 billion on account of these claims. The effects of the Freddie Mac Agreement are not reflected in the Balance Sheets as of December 31, 2013.

Federal National Mortgage Association Settlement Agreement

LBHI, ACC, ALS and the Federal National Mortgage Association (“Fannie Mae”) agreed to a settlement agreement (“Fannie Mae Agreement”) [Docket No. 42153], as approved by the Bankruptcy Court on January 31, 2014. The Fannie Mae Agreement provides, among other things, for the (i) Fannie Mae Claim to be allowed in the amount of $2.15 billion in LBHI Class 7, (ii) transfer of certain documents and information from Fannie Mae to LBHI in order to allow LBHI to pursue indemnity claims against various third parties for breaches of representations and warranties, and (iii) release of any other claims that Fannie Mae may have against LBHI, ACC, ALS or other Debtors.

LBF Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled Entities and Lehman Brothers Finance AG (in Liquidation), also known as Lehman Brothers Finance SA (in liquidation) (“LBF”) entered into an agreement (“LBF Settlement Agreement”), dated on March 27, 2013 to settle all intercompany claims between them. For further information, refer to the motion [Docket No. 36300] filed by LBHI. As the LBF Settlement Agreement become effective on March 21, 2014, the terms of the LBF Settlement Agreement have not been reflected in the Balance Sheets as of December 31, 2013.

In consideration for the Tschira Entities (as defined in the Docket No. 43309) withdrawing the objection with prejudice to the LBF Settlement Agreement, the last remaining obstacle to the effectiveness of the LBF Settlement, the Guarantee Claim with LBHI was reinstated and allowed as a single allowed Guarantee Claim in LBHI Class 9A if, and to the extent, the Tschira Entities ultimately prevail in getting a claim allowed against LBF.

The following table reflects only (i) the allowed claims between LBHI and LBF and (ii) the LBF Assigned Receivables:

$ in millions	Receivables/ (Payables)	Comments
Allowed claims between LBHI and LBF
Payable to LBF	$(942)	Note 1 - LBF claim against LBHI
Receivable from LBF	8,750	Note 2 - LBHI claim against LBF

LBF Receivables assigned to LBHI (3)
LBS	4,411
LBT	3,275
LOTC	316
LBSF	32
LBCC	130
Other - Controlled Entities	2
Non - Controlled Affiliates	1,080

Total LBF Receivables assigned to LBHI	$9,246

(1)	LBF will have an Allowed Lehman Program Securities (“LPS”) Claim in the amount of approximately $942 million against LBHI on account of LBHI’s guarantee of certain securities held by LBF. Although this claim will be classified as a Senior Affiliate Guarantee Claim under the Plan (LBHI Class 4B), LBF has agreed to treatment of the claim as a Senior Third Party Guarantee Claim (LBHI Class 5).

(2)	LBHI will have an allowed claim against LBF in the amount of CHF 9.548875 billion (corresponding to approximately $8.75 billion converted from Swiss Francs at the rate of USD/CHF 1.0913). LBHI has also agreed partially to subordinate the LBHI Claim to the claims of the LBF’s third-party creditors. Specifically, LBF will implement a waterfall (the “LBF Waterfall”) in its liquidation that provides an initial priority recovery to general unsecured third-party creditors of $1.275 billion (provided that no such creditor shall receive more than 50% of its allowed claim). LBF’s affiliate creditors shall receive a priority distribution equal, on a percentage basis, to the priority recovery of LBF’s third party creditors. Following this initial priority distribution, LBHI will participate pro rata with all creditors in LBF’s distributions.

(3)	LBF will assign to LBHI all of its right, title and interest in claims that LBF has asserted against certain other Lehman affiliates as set forth in the LBF Settlement Agreement (and which form the basis for LBF’s asserted guarantee claims against LBHI) (the “LBF Claim Assignment”). The assigned claims include LBF’s claims against (i) LBS, which LBS has allowed in the amount of approximately $4.411 billion, (ii) LBT, which LBF has allowed in an amount equal to approximately $3.275 billion, (iii) Debtors and Debtor-Controlled Entities which were allowed, and (iv) Non-Controlled Affiliates consisting of balances with LBI and LB Equity Finance (Lux) which were settled and LB Securities Asia Ltd, LBCCA, and Bankhaus, which are not settled and may be subject to changes.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2013

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$1,397	$635	$22	$50	$0	$171	$114	$1,030	$3	$15	$3,438	$2,327	$5,765
Cash and short-term investments pledged or restricted	8,019	2,587	180	446	791	58	60	380	4	186	12,711	37	12,747
Financial instruments and other inventory positions:
Commercial Real Estate	104	0	—	—	—	—	—	805	179	—	1,088	1,906	2,994
Loans and Residential Real Estate	92	8	—	—	—	—	—	300	—	—	401	77	478
Principal investments	33	—	—	—	—	—	—	127	—	—	161	2,025	2,186
Derivative Receivables and Related Assets	—	930	18	5	79	6	—	2	—	32	1,072	1	1,073

Total Financial instruments and other inventory positions	229	938	18	5	79	6	—	1,235	179	32	2,721	4,010	6,731
Subrogated Receivables from Affiliates and Third Parties	2,109	—	—	—	—	—	—	—	—	—	2,109	—	2,109
Receivables from Controlled Affiliates and other assets	841	373	8	8	184	1	1	926	180	3	2,524	1,549	4,073
Investments in Affiliates	(35,204)	(54)	(0)	—	—	—	—	1,617	—	(189)	(33,830)	(32,057)	(65,888)
Due from Affiliates:
Controlled Affiliates	47,632	905	358	18	—	—	2	6,062	0	588	55,564	6,986	62,551
Non-Controlled Affiliates	35,347	1,520	700	917	88	0	0	226	—	36	38,835	4,029	42,864

Total Due from Affiliates	82,979	2,425	1,058	935	88	0	2	6,288	0	624	94,399	11,016	105,414

Total Assets	$60,371	$6,903	$1,286	$1,445	$1,143	$235	$176	$11,475	$366	$671	$84,071	$(13,119)	$70,953

Liabilities and Stockholders’ Equity Liabilities
Payables to Controlled Affiliates and other liabilities	$2,255	$57	$1	$2	$7	$0	$0	$432	$0	$7	$2,761	$1,290	$4,051
Due to Affiliates:
Controlled Affiliates	0	—	—	—	—	—	—	—	—	—	0	18,296	18,296
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	1,937	1,937

Total Due to Affiliates	0	—	—	—	—	—	—	—	—	—	0	20,233	20,233
Secured Claims Payable to Third Parties	2,036	3	—	—	—	—	—	—	—	—	2,039	—	2,039
Taxes Payable	251	—	1	4	—	—	—	15	—	1	273	477	750
Liabilities Subject to Compromise	221,590	33,296	1,312	602	347	1	4	16,678	545	1,177	275,552	0	275,553

Total Liabilities	226,131	33,356	1,314	608	354	1	5	17,126	546	1,185	280,625	22,000	302,625
Stockholders’ Equity	(165,760)	(26,453)	(28)	837	789	234	172	(5,651)	(179)	(514)	(196,554)	(35,118)	(231,672)

Total Liabilities and Stockholders’ Equity	$60,371	$6,903	$1,286	$1,445	$1,143	$235	$176	$11,475	$366	$671	$84,071	$(13,119)	$70,953

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 21.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 22.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2013 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$0	$0	$0	$—	$(0)	$—	$4	$(0)	$0	$—	$—	$0	$11	$15
Cash and short-term investments pledged or restricted	31	18	3	5	108	0	2	0	—	17	—	—	—	2	186
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	32	32

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	32	32
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	—	—	—	—	—	2	—	—	0	—	—	0	—	—	3
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Controlled Affiliates	143	—	0	0	343	—	67	—	—	2	—	—	—	33	588
Non-Controlled Affiliates	5	—	—	—	4	5	—	—	—	—	—	—	—	23	36

Total Due from Affiliates	148	—	0	0	347	5	67	—	—	2	—	—	—	56	624

Total Assets	$179	$18	$3	$5	$455	$7	$(120)	$4	$0	$19	$—	$0	$0	$101	$671

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$1	$1	$0	$0	$0	$2	$0	$0	$0	$3	$7
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	1	—	—	—	—	(0)	—	—	—	—	1
Liabilities Subject to Compromise	25	16	8	8	748	3	—	6	40	18	7	10	0	287	1,177

Total Liabilities	25	17	8	8	750	4	0	6	40	19	8	10	0	290	1,185
Stockholders’ Equity	154	1	(5)	(3)	(295)	3	(120)	(2)	(40)	(1)	(8)	(10)	0	(189)	(514)

Stockholders’ Equity	$179	$18	$3	$5	$455	$7	$(120)	$4	$0	$19	$—	$0	$0	$101	$671

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2013 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	ACQ SPV I & II Paper LLC’s (4)	ACQ SPV I Holdings LLC	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$324	$122	$259	$359	$126	$5	$15	$—	$—	$1,117	$—	$2,327
Cash and short-term investments pledged or restricted	13	2	4	2	3	—	—	—	—	13	—	37
Financial instruments and other inventory positions:
Commercial Real Estate	142	510	0	—	492	60	0	341	133	229	—	1,906
Loans and Residential Real Estate	75	0	0	1	—	—	—	—	—	1	—	77
Principal investments	(44)	—	1,486	1	—	—	0	—	—	583	—	2,025
Derivative Receivables and Related Assets	—	—	—		—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	173	510	1,487	2	492	60	0	341	133	813	—	4,010
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	756	16	87	3	3	443	221	13	5	286	(285)	1,549
Investments in Affiliates	(33,895)	(1)	(0)	(1)	—	(179)	149	—	—	(95)	1,965	(32,057)
Due from Affiliates:
Controlled Affiliates	4,940	0	677	—	—	708	285	—	—	2,292	(1,916)	6,986
Non-Controlled Affiliates	898	3	7	3	—	700	1,298	—	—	1,120	—	4,029

Total Due from Affiliates	5,837	3	684	3	—	1,408	1,583	—	—	3,412	(1,916)	11,016

Total Assets	$(26,791)	$652	$2,521	$368	$624	$1,737	$1,968	$354	$138	$5,546	$(236)	$(13,119)

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$349	$27	$408	$70	$13	$(6)	$9	$—	$—	$709	$(289)	$1,290
Due to Affiliates:
Controlled Affiliates	8,852	—	4,458	86	—	1,741	1,386	—	—	3,688	(1,916)	18,296
Non-Controlled Affiliates	51	0	38	14	—	15	130	—	—	1,689	—	1,937

Total Due to Affiliates	8,903	0	4,496	101	—	1,755	1,516	—	—	5,377	(1,916)	20,233
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	429	—	5	—	—	139	5	—	—	(102)	—	477
Liabilities Subject to Compromise	0	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	9,681	27	4,909	171	13	1,888	1,531	—	—	5,984	(2,205)	22,000
Stockholders’ Equity	(36,472)	625	(2,388)	197	611	(151)	437	354	138	(438)	1,969	(35,118)

Total Liabilities and Stockholders’ Equity	$(26,791)	$652	$2,521	$368	$624	$1,737	$1,968	$354	$138	$5,546	$(236)	$(13,119)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) Intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities and 314 CommonWealth Ave Inc.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.
(4)	Represents ACQ SPV I Paper LLC and ACQ SPV II Paper LLC combined.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis

CONTENTS

1.	Introductory Notes	24

2.	Highlights – Section 15.6(b)(ii)(A)	25

	2.1. Trends and Uncertainties

	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures – Section 15.6(b)(ii)(B)	28

4.	Asset Sales, Restructurings and Other – Section 15.6(b)(ii)(C)	29

5.	Claims Update – Section 15.6(b)(ii)(D)	31

	5.1. Claims Reconciliation and Resolution Update

	5.2. Significant Claims Settlements

6.	Litigation Update – Section 15.6(b)(ii)(E)	33

7.	Costs and Expenses – Section 15.6(b)(ii)(F)	36

8.	Appendix A – Glossary of Terms	37

Section references above are to the Plan.

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2013+ Cash Flow Estimates) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objective of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company has made and expects to continue to make semi-annual distributions to creditors of all Debtors, with each entity subject to review at each distribution date.

2.	HIGHLIGHTS – Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The 2013+ Cash Flow Estimates and its accompanying notes (Docket No. 38954) reflect the Company’s views on trends and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as of such date. Except as noted therein, the Company is not aware of any additional trends, events or uncertainties that will materially change the information contained in this report.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended December 31, 2013:

•	The Company realized gross cash receipts of approximately $3.7 billion in the quarter ending December 31, 2013, including:

•	Receipts from asset management and monetization activities of approximately $3.4 billion, including:

•	Collections of approximately $1,810 million from Commercial Real Estate investments, including $911 million from the sale and dividends of the common shares of EQR and AVB, $407 million from the sale of 237 Park Avenue and $153 million from the sale of Devonshire House;

•	The receipt of approximately $600 million from Derivatives;

•	Collections of approximately $575 million from Loans, including principal pay downs of $350 million from the Hilton Mezzanine loan and $151 million from Arinc Incorporated.

For the period subsequent to December 31, 2013:

•	During January and February 2014, the Company realized gross cash receipts of approximately $2.3 billion:

•	Receipts from asset management activities of approximately $1.8 billion including:

•	Collections of approximately $1.3 billion from Commercial Real Estate investments, including approximately $1.0 billion from the sale of the remaining common shares of EQR and AVB;

•	Collections of approximately $185 million from Private Equity and Principal Investments.

•	Receipt of approximately $350 million from Lehman Brothers Commercial Corp Asia (“LBCCA”).

Other Activities:

•	Claims and Distributions:

•	Unresolved filed claims decreased by approximately $18.0 billion to $123.9 billion as of December 31, 2013, from $141.9 billion as of September 30, 2013, due to the settlement, withdrawal or expungement of claims primarily related to Tax, Third Party Guarantees, and Other Direct claims. As of December 31, 2013, the Company has estimated the liability for claims that have yet to be allowed or disallowed to be approximately $31.6 billion, which represents a decrease of approximately $2.3 billion from $33.9 billion at September 30, 2013, primarily due to a reduction of $1.8 billion in the estimate for the Other Direct claims. See Schedule 5.1 – Claims Reconciliation and Resolution Update for further details;

•	On October 3, 2013, the Company made its fourth distribution to creditors holding allowed claims. The total distribution to creditors was approximately $15.6 billion, of which approximately $11.5 billion were distributed to third party creditors and $4.1 billion were distributed to Debtor and Debtor-Controlled Entities. Please see Docket No. 40225 for further information.

•	On April 3, 2014, the Company will make its fifth distribution to creditors holding allowed claims. The total distribution to creditors will be approximately $17.9 billion, of which approximately $12.8 billion will be distributed to third party creditors and $5.1 billion will be distributed to Debtor and Debtor-Controlled Entities. Please see Docket No. 43745 for further information.

•	Non-Controlled Affiliates:

•	On November 7, 2013, the Company and certain of its affiliates entered into a final global settlement agreement with Lehman Re Ltd. (“Lehman RE”) with respect to, among other things, certain tax matters and the mutual release of certain disclosure obligations extant under a prior settlement agreement among the parties. The settlement became effective on November 19, 2013;

•	On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (LBHI2), LBHI, Elliott Management Corporation (Elliott) and King Street Capital Management, L.P. (KS), KS together with Elliott, the “Funds”) entered into definitive documentation and consummated the Joint Venture previously announced on November 21, 2013. LBHI2 contributed to the Joint Venture its senior and subordinated claims (approximately GBP 1.3 billion) and a portion of the economic interest in the preferred equity in LBIE. The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. The Joint Venture includes a joint recovery pool which is governed by a specific sharing formula. A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

•	Other:

•	A settlement agreement between LBHI and Federal National Mortgage Association (“FNMA”) was approved by the Bankruptcy Court on January 31, 2014. The agreement provides FNMA an allowed Class 7 claim of $2.15 billion and transfers certain documents from FNMA to LBHI in order to allow LBHI to pursue indemnity claims against various third parties for breach of representations and warranties. FNMA also released all other claims against LBHI, other Debtors and Debtor controlled entities;

•	Federal Home Loan Mortgage Corporation (“Freddie Mac”) and LBHI reached a settlement agreement which was approved by the Bankruptcy Court on February 19, 2014. As a result of the agreement, LBHI will make a one-time cash payment of $767 million to Freddie Mac, and Freddie Mac will assign to LBHI its claims and the right to future distributions on those claims.

3.	INVESTMENTS AND EXPENDITURES – Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between October 1, 2013 and December 31, 2013 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

During the quarter ending December 31, 2013, there was no investment or expenditure for an individual asset greater than $25 million.

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2013+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Principal Collected(2)	2013+ Cash Flow Estimates (3)	9/30/2013 Balance Sheets Value (4)	Realized Gain / (Loss) Relative to 2013+ Cash Flow Estimate	Realized Gain / (Loss) Relative to 9/30/13 Balance Sheets Value
Loans and Securitizations
Hilton Mezzanine	$350	$348	$342	$3	$9
Arinc 1st Lien	151	151	148	—	3
HMH Publishing (Common Stock)	8	8	10	(0)	(2)

Total Loans and Securitizations (5)	$509	$507	$500	$2	$10

Private Equity / Principal Investments (6)
NB Private Equity Partners	$46	$39	$46	$7	$0
Deal 1 (7)	230	82	99	148	131
GP and LP Stakes in PE and Hedge Funds	155	130	155	25	—

Total Private Equity / Principal Investments	$431	$250	$300	$181	$131

Derivatives (6)
Deal A	$80	$62	$78	$18	$2
Deal B	162	143	157	19	5
Deal C	52	52	50	—	2

Total Derivatives	$294	$257	$285	$37	$8

Real Estate
237 Park Avenue	$407	$407	$394	$1	$13
Archstone (Sales and Dividend)	911	972	911	(61)	(0)
Devonshire House (7)	229	125	117	104	112

Total Real Estate	$1,547	$1,503	$1,422	$44	$125

Total Significant Monetizations	$2,781	$2,517	$2,507	$264	$275

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.
2.	Partial monetizations below $5 million are not reflected above. Some transactions have not settled and are recorded as “Receivables from Controlled Affiliates and other assets” on the Balance Sheets.
3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2013+ Cash Flow Estimates for the asset.
4.	Represents the recorded value reported on the prior period balance sheet (as of September 30, 2013) for the asset.
5.	As of December 31, 2013, within Corporate Loans, there was one significant position undergoing a restructuring. In aggregate, this asset had a market value of $144 million. The restructuring was completed on February 21, 2014, which resulted in a receipt of $9 million of cash and a new instrument which matures in February 2016 and has a principal amount of approximately $172 million.
6.	Certain monetizations are anonymous due to confidentiality requirements.
7.	Certain amounts reflected in “Actual Principal Collected” are recorded on the Balance Sheets as a receivable as of December 31, 2013.

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		Fourth Quarter Activity			December 31, 2013 Claims Balance
Claim Category	September 30, 2013 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	December 31, 2013 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.7	$—	$(0.0)	$99.7	$99.0	$—	$—	$0.7
Derivatives	26.0	0.1	(0.3)	25.8	0.0	0.0	23.2	2.5
Other	17.6	0.0	(1.8)	15.9	8.5	6.7	0.1	0.6

Total Direct Claims	143.3	0.1	(2.0)	141.4	107.5	6.8	23.3	3.8

Affiliate Claims Direct	107.5	0.0	(0.0)	107.5	58.8	23.1	20.6	5.0
Affiliate Guarantee Claims	11.9	(0.1)	(0.0)	11.8	11.8	—	—	—
Third Party Guarantee Claims (2)	77.9	(0.3)	0.2	77.8	77.8	—	—	—

Total Liabilities Subject to Compromise	340.6	(0.3)	(1.9)	338.5	255.9	29.9	43.9	8.9

Taxes Payable	0.7	0.0	(0.4)	0.3	0.3	0.0	—	0.0
Secured Claims Payable to Third parties	2.0	—	(0.0)	2.0	2.0	—	0.0	—

Total Claims	$343.4	$(0.3)	$(2.3)	$340.8	$258.2	$29.9	$43.9	$8.9

Allowed Claims (3)	$309.5	$(0.3)	$—	309.2	$232.1	$29.9	$39.5	$7.8
Estimated Unresolved Claims to be Allowed (4)	33.9	—	(2.3)	31.6	26.1	0.0	4.4	1.0

Total Claims	$343.4	$(0.3)	$(2.3)	$340.8	$258.2	$29.9	$43.9	$8.9

Less : Claims Distributions and adjustments				(62.9)	(34.4)	(13.2)	(10.6)	(4.8)

Net Claim Liability at December 31, 2013				$277.9	$223.8	$16.7	$33.3	$4.1

(1)	All values that are exactly zero are shown as “-”. Values between zero and $50 million appear as “0”. Totals may not foot due to rounding.
(2)	Included in the current estimate of Liabilities Subject to Compromise is approximately $7.0 billion of LBHI Guarantees to creditors of LBIE.
(3)	Payments on certain secured claims of LBSF are reflected as a reduction of Allowed Claims as of December 31, 2013.
(4)	As of December 31, 2013, there are unresolved filed claims of $124 billion expected to be allowed at the estimated amount of approximately $31.6 billion. Included in the estimate is approximately $2.1 billion related to FNMA in Other Direct Claims and $2.1 billion to Freddie Mac in Debt and Other Direct Claims.

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended December 31, 2013 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors:

During the quarter approximately $237 million of claims were allowed.

6.	LITIGATION UPDATE – Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company:

New litigation actions during the quarter:

Massachusetts Department of Transportation (“MDOT”)—On November 14, 2013, Woodlands Commercial Corporation, f/k/a Woodlands Commercial Bank f/k/a Lehman Brothers Commercial Bank (“LBCB”), filed a complaint in New York State Supreme Court against the MDOT as successor to the Massachusetts Turnpike Authority alleging failure to pay over $30 million due to LBCB upon termination of a basis swap and 5 swaptions in December 2008. On January 31, 2014, MDOT filed its answer. The parties are now engaged in discovery.

LCOR Alexandria LLC and PTO Holdings LLC (“Defendants”)—On November 21, 2013, LBHI and LBSF filed an adversary proceeding complaint in the Bankruptcy Court against Defendants alleging failure to pay in excess of $42 million due to LBSF upon termination of an interest rate swap in December 2008. On February 26, 2014, Defendants filed their answer to the complaint. The parties will now engage in discovery.

AmeriCredit—On November 21, 2013, LBHI and LBSF (“Plaintiffs”) filed an adversary complaint in the Bankruptcy Court against AmeriCredit Automobile Receivables Trust 2005-B-M, AmeriCredit Automobile Receivables Trust 2007-B-F and AmeriCredit Automobile Receivables Trust 2007 DF (“AmeriCredit”) alleging failure to pay over $30 million due to LBSF upon termination of 6 interest rate swaps in November 2008. On January 17, 2014, AmeriCredit filed a motion to dismiss the complaint and on March 7, 2014, Plaintiffs filed their opposition to that motion. The hearing on the motion is currently scheduled for April 9, 2014.

Previous litigation actions with significant updates during the quarter:

Michigan State Housing Development Authority Litigation (“MSHDA”) – on September 18, 2013, the Bankruptcy Court heard oral arguments on the parties’ cross-motions for summary judgment and reserved decision. In a Memorandum Decision dated December 19, 2013, the Bankruptcy Court granted MSHDA’s Motion for Partial Summary Judgment to the limited extent of dismissing that portion of LBSF’s Amended Counterclaim to strike certain provisions of the controlling documents as impermissible ipso facto clauses. The case remains pending before the Bankruptcy Court. (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure).

SPV Avoidance Actions – On January 29, 2014, the Court extended the stay of the avoidance actions until the later of May 20, 2014, or 30 days after the court enters a scheduling order and ordered LBSF to file a scheduling order, after meeting and conferring with counsel for the defendant noteholders, that will control the process of the litigation after expiration of the stay. The first draft of the scheduling order was filed with the Court on February 19, 2014. (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure).

Ballyrock Litigation – During 2014, the Company signed a settlement agreement with one of the defendants. The litigation remains pending with respect to other defendants. (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure).

Fontainebleau Litigation – In December 2013, the adversary proceedings brought by the Company for itself and as agent for the co-lenders were settled. The defendant’s counterclaims had been dismissed by the Court in August 2011. The Company and the co-lenders agreed to accept $56 million in the aggregate in full settlement of their claims against the borrowers such amount to be payable over three years with the first installment of $20 million paid at closing. An additional payment of $1 million was received from the trustee in the Fontainebleau bankruptcy by the Company, as agent for the lending group. The Company also received from the settlement proceeds, reimbursement of the legal fees previously paid by the Company in the amount of $3.6 million. All claims against the Company, including those filed against the Company in LBHI’s bankruptcy proceeding were released and withdrawn. (Refer to the filed Balance Sheets as of June 30, 2012 for previous disclosure).

Citigroup Litigation—On May 14, 2013, the Court “so-ordered” a stipulation whereby Citibank agreed to pay approximately $167 million of the approximately $200 million owed to LBCC per the Company’s claim, subject to Company reservation of rights to continue to seek the remaining approximately $37 million. In addition, on August 14, 2013, the Company filed a motion to authorize the provisional allowance and setoff of certain claims asserted by Citibank against LBHI, LBCC, LBSF, and LBCS in order to stop the accrual of post-petition interest, if any. On October 23, 2013, the Court denied the motion without prejudice to future challenges to Citibank’s entitlement to post-petition interest. (Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure).

Marubeni Litigation – By Agreement dated December 18, 2013 the parties agreed to a settlement of the litigation. The Company received the settlement payment in the first quarter of 2014. (Refer to the filed Balance Sheets as of December 31, 2012 for previous disclosure).

Turnberry Litigation—In December 2013, the adversary proceeding brought against the Company was settled. The plaintiffs released the Company from all claims, including those filed against the Company in the bankruptcy proceeding, and agreed to make certain payments in the aggregate amount of $38 million in settlement of the outstanding loans. The Company received an initial payment of $10 million and will receive in a structured settlement additional payments totaling $28 million over the next three years. (Refer to the filed Balance Sheets as of December 31, 2012 for previous disclosure).

LMA Avoidance Actions Litigation—LCPI has reached a settlement with Sark on March 14, 2014 and LCPI voluntarily dismissed its claims in the adversary proceeding against Sark. To facilitate ongoing settlement discussions between LCPI and the remaining four counterparties, LCPI has stipulated to extend each counter-parties’ deadline to file its answer. (Refer to the filed Balance Sheets as of December 31, 2012 for previous disclosure).

Intel Litigation—On December 19, 2013 the Bankruptcy Court granted Intel’s Motion to Dismiss Counts 2 and 3 of the Adversary Complaint, and declared Count 1 of the Adversary Complaint to be a non-core claim. The Court also proposed that the parties agree to an adjudication of the matter in the Bankruptcy Court notwithstanding the granting of the motion. On January 14, 2014, Intel moved before the District Court to withdraw the reference from the Bankruptcy Court. (Refer to the filed Balance Sheets as of March 31, 2013 for previous disclosure).

Federal Tax Litigation - In 2010, LBHI filed an action against the United States of America in U.S. District Court for $180 million refund of taxes paid related to certain 1990-2000 stock loan activities which were part of the Company’s customer and proprietary equity business. This activity relates to foreign tax credits emanating from customer and proprietary stock lending business conducted in 1997 to 2000 between LBI and LBIE. This litigation also includes additional tax liabilities for 2001 to 2004 as it relates to the Company’s dispute over IRS audit adjustments for LBI and LBIE stock loan transactions. On February 27, 2014, the Bankruptcy Court approved the Stock Loan “settlement framework” motion, negotiated with the Department of Justice on November 11, 2013, limiting the trial to one legal interpretation issue. The trial is anticipated to occur in the third quarter of 2014. (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

Internal Revenue Service—In December 2010, the Internal Revenue Service (“IRS”) filed proofs of claims against certain Debtor entities (“Original Claims”) which asserted an aggregate liability against the Company of approximately $2.3 billion ignoring duplication. As a result of the Company’s continued progress in resolving open issues with the IRS, the IRS filed proofs of claim amending and superseding the Original Claims (collective, the “Amending Claims”) on December 10, 2013. The IRS by filing the Amending Claims allows the Company to reduce reserves maintained on account of the IRS’s claims by approximately $1.8 billion in accordance with section 8.4 of the Plan, Disputed Claims Holdback, in advance of the next Plan Distribution. The Amending Claims assert a significantly reduced aggregate liability of approximately $510 million. (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

Previous litigation actions with no significant updates during the quarter:

LBHI v. JPMorgan Chase Bank, N.A.—(Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure).

Republic of Italy - (Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure).

Credit Suisse Group AG - (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

Giants Stadium - (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure).

7.	COSTS AND EXPENSES- Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company two or more months after the dates on which the services are rendered. The cash disbursements for the Company’s material costs and expenses paid through December 31, 2013 are shown below.

($ millions)	Quarter Ended December 2013	Year to Date December 2013	2013+ CFE 2013 Full Year Estimate
Professional Fees (1)	$93	$275	$271
Compensation and Benefits (2)	25	129	134
Outsourced Services & IT Activities	10	53	55
Other Operating Disbursements	5	22	25

Total Costs & Expenses	$133	$479	$485

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.
2.	Compensation and Benefits include amounts paid to Alvarez & Marsal as interim management.

APPENDIX A                 GLOSSARY OF TERMS

TERM	DEFINITION
2013+ Cash Flow Estimates, also “2013+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 23, 2013 (Docket No. 38954)
Archstone	Archstone Enterprise LP – n/k/a Jupiter Enterprise LP
AVB	AvalonBay Communities, Inc.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
EQR	Equity Residential
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
LOTC	Lehman Brothers OTC Derivatives Inc.
Non-Controlled Affiliates

Affiliates of the Debtors that were not managed or controlled by a Debtor as of the Effective Date, including, without limitation, all affiliates that are subject to proceedings in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.

MD&A	Management’s Discussion & Analysis
Plan	The Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors, dated December 5, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

October 1, 2013 - December 31, 2013

(Unaudited)

	As of December 31, 2013					(Activity 10/01/13 - 12/31/13)

$ in millions	Encumbered (2)	Unencumbered	Total	As Reported September 30, 2013 Total	Change	Transfers and Reclassifications (3)	Fair Value / Recovery Value Change (4)	Cash (5)
								(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$—	$104	$104	$137	$(33)	$(1)	$33	$(66)	$1
Lehman Commercial Paper Inc.	—	805	805	1,369	(563)	4	71	(639)	1
Luxembourg Residential Properties Loan Finance S.a.r.l.	—	179	179	362	(183)	—	4	(187)	—

Subtotal Debtors	—	1,088	1,088	1,868	(780)	2	108	(892)	1
Debtor-Controlled	—	1,906	1,906	2,676	(770)	1	298	(1,084)	15

Total Commercial Real Estate	—	2,994	2,994	4,544	(1,550)	4	406	(1,976)	17

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	(0)	92	92	133	(41)	(9)	13	(45)	1
Lehman Brothers Special Financing Inc.	—	8	8	8	0	—	1	(0)	—
Lehman Commercial Paper Inc.	—	300	300	476	(176)	(4)	43	(215)	0

Subtotal Debtors	(0)	401	401	617	(216)	(13)	57	(261)	1
Debtor-Controlled	0	77	77	367	(290)	—	17	(307)	—

Total Loans and Residential Real Estate	0	478	478	984	(506)	(13)	73	(568)	1

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	—	33	33	49	(15)	—	45	(60)	0
Lehman Commercial Paper Inc.	—	127	127	128	(1)	2	0	(4)	—

Subtotal Debtors	—	161	161	177	(16)	2	45	(63)	0
Debtor-Controlled	400	1,625	2,025	2,103	(77)	—	412	(507)	18

Total Private Equity / Principal Investments	400	1,786	2,186	2,280	(94)	2	457	(571)	18

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	3	926	929	1,307	(377)	(84)	159	(452)	—
Lehman Brothers Commodity Services Inc.	—	18	18	17	1	—	5	(4)	—
Lehman Brothers OTC Derivatives Inc.	—	80	80	122	(43)	(3)	51	(91)	—
Lehman Brothers Commercial Corp.	—	5	5	7	(3)	—	33	(36)	—
Other Debtors	—	40	40	70	(30)	(23)	5	(11)	—

Subtotal Debtors	3	1,068	1,071	1,523	(452)	(110)	253	(595)	—
Debtor-Controlled	—	1	1	4	(3)	(1)	(1)	—	—

Total Derivative Receivables and Related Assets	3	1,069	1,072	1,527	(455)	(111)	252	(595)	—

Totals	$403	$6,327	$6,730	$9,335	$(2,604)	$(118)	$1,188	$(3,709)	$36

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the September 30, 2013 and December 31, 2013 Balance Sheets.
(2)	Encumbered assets include: (i) $400 million in PEPI encumbered to LCPI; and (ii) $3 million in Derivatives encumbered to collateralized lenders.
(3)	Transfers primarily include (i) $61 million in LBSF and $3 million in LOTC in Derivatives related to affiliates claims acquired from settlements with third parties that are recorded in “Receivables from Controlled Affiliates and Other Assets”, (ii) $22 million in LBSF in Derivatives related to PIK Notes issued by ALI that are recorded in “Receivables from Controlled Affiliates and Other Assets”, and (iii) $23 million of claims in Other Debtors in Derivatives that are recorded in “Due from Affiliates - Non-Controlled Affiliates” as of December 31, 2013.
(4)	Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.
(5)	Cash receipts include amounts in PEPI and CRE related to unsettled sales that are recorded as account receivables in “Receivables from Controlled Affiliates and other assets” on the Balance Sheets. Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of purchases of SPV notes and hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type (1)

As of December 31, 2013

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	SASCO 2008 C-2 LLC	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities (3)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (4)
Commercial Real Estate
North America
Whole loans
Senior	$0	$175	$—	$175	$—	$3	$9	$28	$215	$337
B-notes/Mezzanine	1	19	—	20	—	—	—	3	23	96
Equity (2)	—	188	179	366	—	223	133	556	1,279	3,817
Real Estate Owned	2	228	—	230	150	277	347	82	1,085	2,766
Other	6	5	—	12	0	7	3	14	35	113

Subtotal	9	615	179	803	150	510	492	682	2,637	7,128
Europe
Whole loans
Senior	—	13	—	13	—	—	—	—	13	47
B-notes/Mezzanine	81	140	—	222	—	—	—	—	222	393
Equity	—	36	—	36	—	—	—	56	92	361
Other	14	—	—	14	—	—	—	—	14	2

Subtotal	95	190	—	285	—	—	—	56	341	802
Asia
Whole loans
Senior	—	—	—	—	—	—	—	10	10	52
Equity	—	—	—	—	—	—	—	6	6	23

Subtotal	—	—	—	—	—	—	—	16	16	75

Total Commercial Real Estate	$104	$805	$179	$1,088	$150	$510	$492	$755	$2,994	$8,005

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Includes the REIT Shares investment.
(3)	Primarily includes the Archstone acquisition entities.
(4)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 25 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $255 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region (1)

As of December 31, 2013

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (3)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$69	$—	$—	$69	$89
Hotel	47	—	—	47	49
Retail	—	8	—	8	69
Condominium	0	6	—	6	29
Land/Other	99	—	—	99	199

Total Senior Whole Loans by Type	215	13	—	229	435
B-Note/Mezz Whole Loans
Office/Industrial	1	110	—	111	250
Hotel	—	112	—	112	144
Multi-family	6	—	—	6	9
Retail	7	—	—	7	18
Condominium	6	—	—	6	65
Land/Other	3	—	—	3	3

Total B-Notes/Mezz Whole Loans by Type	23	222	—	244	489
Equity
Office/Industrial	48	3	—	51	199
Hotel	60	58	3	120	264
Multi-family (2)	951	—	—	951	3,056
Retail	2	—	12	15	4
Mixed-use	—	31	—	31	73
Condominium	89	—	—	89	241
Land/Other	129	—	1	130	363

Total Equity by Type	1,279	92	16	1,386	4,200
Real Estate Owned
Office/Industrial	107	—	—	107	206
Hotel	306	—	—	306	443
Multi-family	21	—	—	21	92
Condominium	20	—	—	20	140
Land/Other	631	—	—	631	1,885

Total Real Estate Owned by Type	1,084	—	—	1,084	2,766
Other	36	14	—	50	115

Total Commercial Real Estate	$2,637	$341	$16	$2,994	$8,005

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Includes the REIT Shares investment.
(3)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 25 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $255 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate (1)

As of December 31, 2013

(Unaudited)

$ in millions
	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities
	Notional (2)
2014	—	—	4	—	4
2015	—	—	111	—	111
2016	—	—	14	—	14
2017 and over (3)	—	—	360	—	360

Subtotal Loans	—	—	489	—	489

Residential Real Estate (4)	0	—	36	106	143

Total Loans and Residential Real Estate	$0	$—	$525	$106	$632

	Fair Value
2014	—	—	3	—	3
2015	—	—	82	—	82
2016	8	—	11	—	19
2017 and over (5)	17	—	117	—	134

Subtotal Loans	25	—	212	—	237

Equity positions - Loans	27	8	73	1	109

Residential Real Estate	40	—	15	77	132

Total Loans and Residential Real Estate	$92	$8	$300	$77	$478

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.
(3)	Cost information related to Subrogated Collateral transferred to LBHI under the LBI Settlement is reflected as zero.
(4)	Cost information primarily represents: (i) for whole loans and warehouse lines (FV $1.1 million / Cost $12.9 million), the remaining outstanding principal balance; (ii) for REO (FV $1.1 million / Cost $2.3 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (FV $113.6 million / Cost $127.6 million), the initial Class Principal amount or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a fair market value < $100, legal claims and mortgage servicing rights is not included.
(5)	Includes approximately $17 million and $14 million in LBHI and LCPI, respectively, related to defaulted securities with past maturity dates.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of December 31, 2013

(Unaudited)

$ in millions	Direct Investments	GP/LP Investments (3)	Total (1)	Assets held for the benefit of LCPI (4)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$24	$9	$33	$—	$33
Lehman Commercial Paper Inc.	527	—	527	(400)	127

Total Debtors	551	9	561	(400)	161
Debtor-Controlled:
LB I Group Inc. (2)	577	508	1,086	400	1,486
Other Debtor-Controlled	10	529	540	—	540

Total Debtor-Controlled	588	1,038	1,625	400	2,025

Total	$1,139	$1,047	$2,186	$—	$2,186

By Product Type
Private Equity / Diversified Funds	$992	$754	$1,745
Fixed Income	132	67	199
Real Estate Funds	—	216	216
Other	15	11	26

Total	$1,139	$1,047	$2,186

Investments at cost (5)	$1,508	$1,505	$3,014
Unpaid Principal Balances (6)	$269	$8	$277

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.
(3)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(4)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.
(5)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis fair value amounts.
(6)	Represents the remaining outstanding principal balance on corporate loans.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities (1)

As of December 31, 2013

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets - Receivables, Net
Open ($)	$—	$—	$133	$—	$—	$—	$—	$—	$—	$—	$133
Terminated / Matured ($)	—	—	644	18	8	5	2	6	—	—	682

Total	—	—	777	18	8	5	2	6	—	—	815
Other Derivative Related Assets (2)	—	—	152	—	71	—	—	—	—	32	256

Total Derivatives and Related Assets	$—	$—	$929	$18	$80	$5	$2	$6	$—	$32	$1,071

# of Counterparty contracts Open	—	—	105	—	—	—	—	—	—	—	105
Termed / Matured	—	—	333	8	7	12	2	28	2	—	392

Total	—	—	438	8	7	12	2	28	2	—	497

SPV Receivables (5)	$—	$—	$568	$—	$—	$—	$—	$4	$—	$—	$572

Liabilities -Payables
Agreed (3)	$(19)	$—	$(19,070)	$(1,329)	$(484)	$(341)	$(39)	$(57)	$(77)	$—	$(21,417)
Pending Resolution (4)	(2)	(2)	(4,125)	(70)	(42)	(144)	(7)	—	(2)	—	(4,395)

Total	$(22)	$(2)	$(23,195)	$(1,399)	$(526)	$(485)	$(47)	$(57)	$(79)	$—	$(25,812)

# of Counterparty contracts	2	1	1,758	190	107	140	2	10	42	—	2,252

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.
(2)	Amounts primarily include notes in various special purpose vehicles, customer claims due from a Non—Controlled Affiliate, deposits with various brokers for OTC hedges, debt and equity positions in various corporations, and bankruptcy claims.
(3)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.
(4)	Pending Resolution are recorded at expected claim amounts estimated by the Company.
(5)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of February 28, 2014

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$—	$—	$—	$6	$6
Loans		1	1		1
Private Equity / Principal Investments
Private Equity Platform	—	—	—	265	265
Direct Investments	—	—	—	1	1
GP / LP Investments	1	—	1	53	53

Total	1	—	1	319	319

Total	$1	$1	$2	$325	$326

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of February 28, 2014, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.